Exhibit 10.1

Firefly Neuroscience Ltd.

2026 Addendum

This Addendum (the “2026 Addendum”) is made and entered into as of February 4, 2026, by and between Firefly Neuroscience Ltd., (the “Company”), a private company established under the law of the state of Israel (company number 513851162), (the “Company”), and Gil Issachar, bearer of Israeli ID                           , whose address is at Hachomesh 7/11 ,Hod-Hasharon. (the “Employee”).

WHEREAS: the Parties entered into a Personal Employment Agreement dated February 2, 2017 and a Contract Addendum signed on June 21, 2021, (the “Contract Addendum”), and;

WHEREAS: the Parties now wish to amend some of the terms of said Contract Addendum and effective as of January 1, 2026.

NOW, THEREFORE, the Parties hereby agree, declare and covenant as follows:

1.	Incentive Program - Annual Bonus

Initial Language:

Annual Bonus: For as long as Employee is an employee of the Company, Employee shall be entitled to an annual bonus in the amount of one months’ salary at the end of each calendar year, ie. on the December pay slip (‘tlush’).

This language will be replaced and superseded by:

During the period of their employment, the employee will be entitled to a discretionary bonus that will be granted on an annual basis (hereinafter: “the Bonus”).

The Bonus amount may be up to the equivalent of one month of the Employee’s salary (gross salary including global overtime component), which will be paid to the employee at the end of the relevant year, and no later than March 1.

For the avoidance of doubt, the Bonus is a conditional payment and therefore will not be considered part of the Employee salary for the purpose of calculating any social rights, including severance pay, and the Employee irrevocably waives in advance any claim and/or claim and/or demand as aforesaid.

2.	Outstanding Bonuses Till 31st December 2025

The total outstanding bonus amount accrued as of December 31, 2025, is 157,500 NIS (the ‘Total Amount’). The Company shall pay this Total Amount in Twenty-Four (24) equal monthly installments of 6,562.5 NIS each. The monthly installment amount will be added to the Employee’s gross salary and shall be subject to mandatory withholdings, including income tax and National Insurance (Bituach Leumi), in accordance with Israeli law.

the event of termination of the employment agreement by either party, any remaining accrued outstanding bonus amount shall be paid in the final payroll payment.

For greater clarity, the maximum liability for the Company is the Total Amount. The Total Amount is inclusive of any potential charges such as, but not limited to, pension fund, severance payments, and disability insurance.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first appearing above.

/s/ Greg Lipschitz	/s/ Gil Issachar
Firefly Neuroscience Ltd.	Gil Issachar

Name:	Greg Lipschitz

Title:	CEO

Date:		Date: